SPIRITS TIME INTERNATIONAL, INC,

1661 Lakeview Circle

Ogden, UT 84403

Telephone: 801-399-3632

August 25, 2022

BioSculpture Technology, Inc.

Attn: Dr. Robert Cucin

Re:Proposed Transaction

Dear Robert:

Spirits Time International, Inc., a Nevada corporation (“Spirits Time”), and BioSculpture Technology, Inc., a Delaware corporation (“BST’), are contemplating a proposed transaction as described below (the “Transaction”). To facilitate due diligence by Spirits Time and BST .and the negotiation of a mutually acceptable definitive agreement for the Transaction, Spirits Time and BST agree to the terms set forth in this non-binding letter of intent (the “Letter of Intent’’).

1.Transaction. Spirits Time will acquire BST pursuant to a reverse triangular merger (the “Merger”) in which a newly formed subsidiary of Spirits Time (“Merger Sub’’) will be merged with and into BST, with BST surviving as a wholly owned subsidiary of Spirits Time. Accordingly, Spirits Time, the parent company, will own BST as a wholly owned subsidiary. All outstanding shares of BST will be converted into shares of Spirits Time common stock pursuant to the Definitive Merger Agreement. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

The Merger will be completed pursuant to a customary merger agreement (the “Definitive Merger Agreement”) drafted by counsel to Spirits Time, which Merger Agreement shall be on mutually acceptable terms and contain, among other things:

(a)appropriate representations and warranties of (a) Spirits Time and (b) BST and the major shareholders of BST (the “Major Shareholders”);

(b)agreed upon covenants of (a) Spirits Time and (b) BST and the Major Shareholders reflecting the provisions set forth herein;

(c)other customary provisions; and

(d)appropriate Conditions of closing.

The negotiation and execution of the Definitive Merger Agreement shall occur as promptly as practicable following the execution of this Letter of Intent. The closing of the Merger shall occur as promptly as is practicable after all the conditions to closing are satisfied (the “Closing”).

2.Capitalization of Spirits Time International, Inc. Spirits Time has 140,000,000 shares of

$0.001 par value common stock authorized, 7,361,005 shares of which are issued and outstanding. 20,000,000 shares of $0.001 par value preferred stock are authorized. 1,000,000 of such preferred shares have been designated as Series A preferred stock, of which 450,000 shares are issued and outstanding.

50,000 preferred shares have been designated as Series D preferred stock, of which 5,000 shares are issued and outstanding. The outstanding “Series A” and “Series D” preferred stock will be redeemed, repurchased, or converted into common stock prior to completion of the Transaction.

3.SEC Filings. Spirits Time is current in its filings with the Securities and Exchange Commission (“SEC”). Except as set forth herein, Spirits Time will continue to operate its business in the ordinary course and shall notify BST of and obtain BST prior written consent to any transactions outside the normal course of business.

Reverse Split No Odd Lots. Simultaneous and in connection with the Closing, Spirits Time will take such action necessary to enact a 1-for-3 reverse split of Spirits Times outstanding Common Stock (the “Reverse Stock Split”). Each three (3) shares of Spirits Time issued and outstanding Common Stock as of the close of business on the effective date of the approved director’s resolution will be converted automatically int one (1) share of post-reverse stock split Common stock. Fractional shares and “odd lots” of less than 100 shares of Common Stock will not be issued. Instead, Spirits Time will round up any post-reverse split fractional share to then whole number, and Spirits Time will issue one hundred full shares of post-reverse stock split Common Stock to any stockholder who would have been entitled to receive an “odd lot” of less than 100 shares of Common Stock as a result of the reverse stock split. It is anticipated that after this reverse stock split, there will be approximately 5,440,000 shares of Common Stock issued and outstanding.

4.Payment of Notes Payable. The notes payable and certain accrued expenses of Spirits Time will be paid out of proceeds received in connection with the contemplated private placement financing described in item seven (7) below.

5.New Share Issuance. BST shall receive an aggregate of 30,000,000 post-reverse split shares of Spirits Time common stock (the “BST New Shares”). The BST New Shares issued will not be registered with the Securities and Exchange Commission or any state securities agency and will be “restricted” securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

6.Definitive Merger Agreement; Closing. In connection with and as a condition of the Closing of the Transaction, spirits Time shall raise at least $3.4 million in the form of common equity (as implied by the share counts described in sections 2, 4 and 6 above). Spirits Time shall have ninety (90) days from the execution of the Definitive Merger Agreement to raise the $3.4 million from the placement of the common equity. If the $3.4 million has not been raised within this time period, BST and Spirits Time may mutually agree to extend the fundraising period another thirty (30) days. If there is not mutual agreement to extend either party may terminate the Definitive Merger Agreement.

7.Post-Closing Capitalization. Following the Closing and the reverse stock split there will be approximately 35,440,000 shares of Spirits Time-issued and outstanding including the shares issued in exchange for the private placement cash proceeds described in item seven (7) above. The table below illustrates the stock ownership and related percent ownership immediately following the merger:

COMPANY	SHARE OWNERSHIP	PERCENT
Spirits Time	5,440,000	15.3
BST	30,000,000	84.7
TOTAL	35,440,000	100%

9.  Financial Information regarding BST. BST will provide Spirits Time’s accountants and lawyers with all BST financial information required so that Spirits Time’s financial statements and related disclosure regarding the acquisition of BST can be prepared in accordance with generally accepted accounting principles and sufficient for Spirits Time to file a current report on Form 8-K with the SEC within the-required time period for reporting the Transaction. ·

10.Due Diligence. In order to complete their respective due diligence investigations of each other, Spirits Time will provide to BST, and BST will provide to Spirits Time, and each to the other’s attorneys, accountants and other representatives, upon prior coordination with each other; reasonable access during nominal business hours to all books, records, contracts, technology, executive and other mutually agreed personnel and other information of Spirits Time and BST from the date last set forth below until the first to occur of (i) the termination of this Letter of Intent, and (ii) the Closing. Each party shall bear its respective costs for conducting its due diligence investigations.

11.Public Disclosure. Neither party will make any public disclosure of, or otherwise disclose to any person (other than its officers, employees, accountants, attorneys, advisors and agents whose duties require them to have access. to such information or its current or bona fide prospective shareholders and investors, employees, investment bankers, lenders, arid other advisors), the existence or terms of the Transaction or of this Letter of Intent, without the other party’s prior written consent, unless such disclosure is required by law (including securities laws and regulations) or the rules of any securities exchange. The parties will consult with each other prior to making any public announcement regarding the Transaction.

12.Post-closing Board of Directors; Name Change. Concurrent with the Closing, the organizational and governance documents of Spirits Time will be revised to give effect to the proposed, Transaction. including appointing such individuals to the Spirits Time board of directors as requested by BST. Without limiting the foregoing, BST will nominate at least (3) members to the board and all current Spirits Time directors will resign. The new board of directors will take such action that may be required to amend the Spirits Time certificate of incorporation to change the company’s name as determined by BST. Following the Closing, the board of directors shall take such action necessary to provide appropriate D&O coverage for the new board of directors.

13.Conditions Precedent. In addition to the terms and conditions set forth above herein, the Transaction will, be subject to: (a) compliance with applicable securities laws in connection with the proposed issuance of shares of capital stock of Spirits Time in the transaction, including the preparation of the required audited and other financial statements related to form 8-K and any other’ applicable securities filings in conjunction with proposed transaction, including, but not limited to delivery of all other information required to be included in the post-Transaction Form 8-K; (b) results of due diligence review of BST satisfactory to Spirits Time in Spirits Time’s sole discretion; and (c) results of due diligence review of Spirits Time satisfactory to BST in BST’s sole discretion, which due diligence reviews have not yet been conducted. In addition, the transactions set forth herein are subject to all required third-party consents, including the consent of any lender holding a lien on any of the Assets.

14.Costs. Each of Spirits Time and BST will pay their own legal, diligence, and other expenses accrued in connection with the contemplated transaction. BST will reserve sufficient working capital at closing to pay for any post-closing legal costs associated with the Merger, including shareholder notifications, proxies, and required public company filings Spirits Time and BST shall be entitled to reimbursement (from the financing described in paragraph 7) for costs associated with the Transaction.

Acceptance

Please indicate your acceptance of the terms of this non-binding Letter of Intent by signing below and returning by email an executed copy of this Letter of Intent to Mr. Mark Scharmann. This letter of intent shall be non-binding except as specifically set forth herein and is subject to the negotiation and execution of the definitive Agreement and Collateral documents referred to above.

Spirits Time International, Inc.

a Nevada corporation

By: Mark A. Scharmann

Mark A. Scharmann, President

dated 9/1, 2022

The foregoing letter is agreed to and accepted effective as of the date set forth below.

BioSculpture Technology, Inc.

a Delaware corporation

By: Robert Cucin

Robert Cucin, President, and CEO

dated 9/3, 2022